Digirad Corporation S-4/A

Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

ATRM Holdings, Inc.

Oakdale, Minnesota

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated June 26, 2019, relating to the consolidated financial statements of ATRM Holdings, Inc. (“Company”), which is contained in that Prospectus. Our report contains explanatory paragraphs regarding the Company’s ability to continue as a going concern and change in accounting principle related to revenue.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

San Diego, California

August 7, 2019